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                         [NEURON DATA INC. LETTERHEAD]

                                                                    EXHIBIT 10.8


                                         June 9, 1998

Mr. Gary Shroyer
19981 Lanark Lane
Saratoga, CA 95070

Dear Gary:

Neuron Data, Inc. (the "Company") is very pleased to extend this offer of employment to you to serve as the Company's Senior Vice President and Chief Financial Officer, with a start date of July 20, 1998. We believe that you will be a tremendous addition to the Neuron Data team and we are all very excited about the prospect of you joining us. The terms and conditions of your employment, should you decide to accept our offer, are as follows:

 .  Compensation: Your monthly rate of base salary will be $14,166.66 (annualized
   ------------
   at $170,000), payable in accordance with the Company's standard payroll practice for salaried employees.

 .  Bonus: You will be eligible to receive an annual incentive bonus. For FY'99
   -----
   (ending March 31, 1999) this will be up to 20,000 fully vested shares in accordance with the Company's Management Bonus Program.

 .  Stock Options: Following the commencement of your employment, we will
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   recommend to the Board of Directors that you receive an "incentive stock option" of 150,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the date the option is granted, and in accordance with the Company's Stock Option Plan and Stock Option Agreement. In the event of a change of control of the company, vesting will accelerate to the extent of 50% of the unvested portion of the option on the closing date of the change of control, subject to a minimum aggregate vesting of two-thirds of the option.

   You will also be granted an additional option to purchase up to 50,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the date the option is granted. All of the shares subject to this option will vest on the seventh anniversary of the grant; however, such vesting will accelerate in full in the event of either (i) a public valuation of the Company's common stock equal to or greater than $6 per share for a period of 30 consecutive trading days or (ii) an acquisition of substantially all of the assets or securities of the Company for cash or public securities at a fully diluted value per share of common stock equivalents equal to or greater than $6 without regard to any liquidation preference.

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Mr. Gary Shroyer
June 9, 1998
Page Two


 .  Benefits: During your employment, Neuron Data will provide you and your
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   eligible dependents with health benefits in accordance with the Company's health plan (summary attached). You will be entitled to time off in the amount of ten vacation days, increasing after three years per the Company policy, three personal days, and designated national holidays.

 .  Severance. Should your employment with the Company be terminated
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   involuntarily for other than cause, the Company will pay you severance in six monthly installments, the total amount equal to six months salary. Additional terms of this severance agreement will be identical to CEO's and provided to you under separate cover.

 .  Proprietary Information and Inventions Agreement: You will be required, as a
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   condition to your employment with the Company, to enter into the Company's standard Employee Proprietary Information Agreement. Please have this completed by your first day of employment.

 .  Period of Employment: All employment with the Company is "at will", meaning
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   that either you or the Company will be entitled to terminate your employment with the Company, with or without cause, at any time. You understand and agree that only the Company President can enter into an agreement on any other terms and he or she can only do so in writing signed by him or her and you.

 .  Arbitration: Except with respect to matters for which injunctive relief is
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   sought pending arbitration under California law, all questions, disputes, and/or controversies that may arise out of or in connection with this agreement, arbitration shall be conducted in Mountain View, California, in accordance with the roles of the American Arbitration Association. Each party hereto shall select one arbitrator and the two arbitrators shall jointly select a third arbitrator. Each party agrees that the arbitrators may not award punitive damages for or against either party. The decision of a majority of the arbitrators shall be final and binding upon both parties, who hereby agree to comply therewith.

 . In addition to the matters set forth above, the Company has personnel policies relating to the other terms and conditions of employment at the Company, and that though the Company may change these policies from time to time at its sole discretion, the voluntary "at will" nature of your employment will not be changed.

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Mr. Gary Shroyer
June 9, 1998
Page Three


We hope that you fund the foregoing terms acceptable, and we look forward to your response to this offer by Friday, June 12. You may indicate your acceptance of employment by signing and dating the enclosed duplicate original of this letter and returning it to me by the above date. We believe that in your role as the Company's Senior Vice President and Chief Financial Officer you will make a significant contribution to the Company's future success, and we look forward to welcoming you to the Neuron Data Team.

                                    Very truly yours

                                    /s/ Michael A. Braun

                                    Michael A. Braun
                                    President & CEO


AGREED TO AND ACCEPTED BY:


/s/ Gary Shroyer              7/20/98
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Name                          Date

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                            Addendum to Offer Letter

Gary Shroyer's offer letter dated June 9, 1998, references Mike Braun's severance agreement. The following paragraph is taken from Mr. Braun's offer letter and is being attached as this addendum to Mr. Shroyer's offer letter.

Severance: Should your employment with the Company be terminated involuntarily for other than cause, the Company will pay you severance in nine monthly installments, the total mount equal to (i) nine months salary payable at the rate of the annual base salary in effect for you at the time of such termination plus (ii) the amount of the bonus prorated for such nine month period at the target rate in effect on the effective date of such termination, subject to agreements of non-complete and hiring restrictions. In addition, the Company will provide benefits continuation if needed for the nine month period. Such payments will be made monthly for a period of nine months of until you take a position with another company, whichever is sooner.



                              /s/ Robyn Brand

                              4/1/99

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Elements
From Neuron Data



                   Amendment to the Terms & Conditions within
               Offer of Employment by Neuron Data to Gary Shroyer

Vacation: Gary Shroyer is entitled to fifteen (15) days of vacation per year
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(change from ten (10) days per year).

AGREED TO AND ACCEPTED BY:


/s/ Gary Shroyer                        7-20-98
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Gary Shroyer                            Date

/s/ Michael A. Braun                    7-20-98
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Michael A. Braun                        Date
President & CEO

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